Exhibit 10.1

SEPARATION AND DISTRIBUTION AGREEMENT

By and Between NEUROTROPE, INC.

and

NEUROTROPE BIOSCIENCE, INC.

Dated as of December 6, 2020

Schedule I – Payables Transactions

Schedule II – Neurotrope Bioscience, Inc. Equity Interests

Schedule III – Neurotrope, Inc. Retained Assets

Schedule IV – Neurotrope, Inc. Retained Liabilities

Schedule V – Surviving Intercompany Agreements and Accounts

Schedule VI – Shared Contracts

Schedule VII – Neurotrope, Inc. Marks

Schedule VIII – Neurotrope Bioscience, Inc. Marks

Schedule IX – Neurotrope Bioscience, Inc. Domain Names Held by Neurotrope Bioscience, Inc. to be Transferred to Neurotrope Bioscience, Inc. or its Affiliates

Schedule X – Neurotrope, Inc. Domain Names Held by Neurotrope Bioscience, Inc. to be Transferred to Neurotrope, Inc. or its Affiliates or Agents

SEPARATION AND DISTRIBUTION AGREEMENT, dated as of _______, 2020, by and between Neurotrope, Inc., a Nevada corporation (“Neurotrope”), and Neurotrope Bioscience, Inc., a Delaware corporation (“NBI”). Capitalized terms used herein and not otherwise defined in Article I shall have the respective meanings assigned to them in the Merger Agreement (as hereinafter defined).

R E C I T A L S

WHEREAS, Neurotrope, Petros Pharmaceuticals, Inc.(“Petros”), PM Merger Sub 1, LLC (“Merger Sub 1”), PN Merger Sub 2, Inc. (“Merger Sub 2”), and Metuchen Pharmaceuticals LLC (“Metuchen”) entered into that certain Agreement and Plan of Merger dated as of May 17, 2020, as amended (the “Merger Agreement”) under which the parites have agreed to (1) the merger of Merger Sub 1, with and into Metuchen, with Metuchen surviving as a wholly-owned subsidiary of Petros (the “Metuchen Merger”) and (2) the merger of Merger Sub 2 with and into Neurotrope, with Neurotrope surviving as a wholly-owned subsidiary of Petros (the “Neurotrope Merger” and together with the Metuchen Merger, the “Merger”), and in connection therewith each outstanding share of Neurotrope common stock will be exchanged for one (1) share of Petros common stock and each outstanding share of Neurotrope preferred stock will be exchanged for one (1) share of Petros preferred stock.

WHEREAS the board of directors of Neurotrope has determined that it is in the best interests of Neurotrope and its shareholders to distribute its entire interest in its wholly owned Subsidiary, NBI, by way of a stock dividend to be made to holders of Neurotrope Common Stock;

WHEREAS in furtherance of the foregoing, it is appropriate and desirable to effect the Spin-Off, as more fully described in this Agreement;

WHEREAS Neurotrope and NBI have prepared, and NBI has filed with the Commission, the Form S-1 that sets forth appropriate disclosure concerning NBI and the Distribution;

WHEREAS Neurotrope and NBI intend that each of the transactions included in the Separation and Distribution qualify for its Intended Tax Treatment; and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Spin-Off and certain other agreements that will govern certain matters relating to the Spin-Off and the relationship of Neurotrope, NBI and their respective Subsidiaries following the Distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority or any Federal, state, local, foreign or international arbitration or mediation tribunal.

“Affiliate” of any Person means a Person that controls, is controlled by or is under common control with such Person. As used herein, “control” of any entity means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise; provided, however, that (i) NBI shall not be considered an Affiliate of Neurotrope or any of the other members of the Neurotrope Group and (ii) Neurotrope and the other members of the Neurotrope Group shall not be considered Affiliates of NBI.

“Agent” means the distribution agent to be appointed by Neurotrope to distribute to the Record Holders, pursuant to the Distribution, the shares of NBI Common Stock held by Neurotrope.

“Agreement” means this Separation and Distribution Agreement, including the Schedules hereto, as it may be amended from time to time.

“Ancillary Agreements” means any instruments, assignments, documents and agreements executed in connection with the implementation of the transactions contemplated by this Agreement.

“Assets” means all assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible or intangible, or accrued or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person, including the following:

(a)            all accounting and other books, records and files, whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

(b)            all apparatus, computers and other electronic data processing equipment, fixtures, machinery, furniture, office and other equipment, including hardware systems, circuits and other computer and telecommunication assets and equipment, special and general tools, test devices, APIs and models and other tangible personal property;

(c)            all inventories of APIs, raw materials, supplies, work-in-process and finished goods and products;

(d)            all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

(e)            all interests in any capital stock or other equity interests of NBI; all bonds, notes, debentures or other securities issued by NBI; all loans, advances or other extensions of credit or capital contributions to NBI; all other investments in securities of NBI; and all rights as a partner, joint venturer or participant;

(f)             all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments and all rights arising thereunder;

(g)            all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals and materials and analyses prepared by consultants and other third parties;

(h)            all United States, state, multinational and foreign intellectual property, including patents, copyrights, trade names, trademarks, service marks, slogans, logos, trade dresses and other source indicators and the goodwill of the business symbolized thereby; all registrations, applications, recordings, disclosures, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts and other legal protections and rights related to any of the foregoing; mask works, trade secrets, inventions and other proprietary information, including know-how, processes, formulae, techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals, discoveries, inventions, licenses from third parties granting the right to use any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium;

(i)             all computer applications, programs, software and other code (in object and source code form), including operating software, network software, firmware, middleware, design software, design tools, systems documentation, instructions, ASP, HTML, DHTML, SHTML and XML files, cgi and other scripts, APIs, web widgets, algorithms, models, methodologies, files, documentation related to any of the foregoing and all tangible embodiments of the foregoing in whatever form or medium now known or yet to be created;

(j)             all Internet URLs, domain names, social media handles and Internet user names;

(k)            all websites, databases, content, text, graphics, images, audio, video, data and other copyrightable works or other works of authorship including all translations, adaptations, derivations and combinations thereof;

(l)             all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, subscriber, customer and vendor data, correspondence and lists, product literature and other advertising and promotional materials, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, server and traffic logs, quality records and reports and other books, records, studies, surveys, reports, plans, business records and documents;

(m)           all prepaid expenses, trade accounts and other accounts and notes receivable (whether current or non-current);

(n)            all claims or rights against any Person arising from the ownership of any other Asset, all rights in connection with any bids or offers, all claims, causes in action, lawsuits, judgments or similar rights, all rights under express or implied warranties, all rights of recovery and all rights of setoff of any kind and demands of any nature, in each case whether accrued or contingent, whether in tort, contract or otherwise and whether arising by way of counterclaim or otherwise;

(o)            all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

(p)            all licenses, permits, approvals and authorizations that have been issued by any Governmental Authority and all pending applications therefor;

(q)            Cash, bank accounts, lock boxes and other deposit arrangements;

(r)             interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements; and

(s)            all goodwill as a going concern and other intangible properties.

“Benefit Plan” means any plan, program, policy, agreement, arrangement or understanding that is an employment, consulting, deferred compensation, executive compensation, incentive bonus or other bonus, employee pension, profit sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation right, restricted stock, restricted stock unit, deferred stock unit, other equity-based compensation, severance pay, retention, change in control, salary continuation, life, death benefit, health, hospitalization, workers’ compensation, sick leave, vacation pay, disability or accident insurance or other employee benefit plan, program, agreement or arrangement, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (whether or not subject to ERISA) sponsored or maintained by such entity or to which such entity is a party.

“Cash” means cash, cash equivalents, bank deposits and marketable securities, whether denominated in United States dollars or otherwise.

“Commission” means the Securities and Exchange Commission.

“Consents” means any consents, waivers or approvals from, or notification requirements to, any Person other than a member of either Group.

“Credit Support Instruments” has the meaning set forth in Section 3.01(a).

“D&O Policies” has the meaning set forth in Section 8.01(e).

“Determination” has the meaning set forth in the TMA.

“Distribution” means the distribution, on a pro rata basis, by Neurotrope to the Record Holders of all the outstanding shares of NBI Common Stock owned by Neurotrope on the Distribution Date.

“Distribution Date” means the date, determined by Neurotrope in accordance with Section 5.03, on which the Distribution occurs.

“Domain Names” means the domain names owned by a member of the Neurotrope Group or NBI, including those listed in Schedule IX, Schedule X or Schedule XI.

“Employee” means any individual employed by another Person.

“Establishment Date” means the date on which the applicable NBI Benefit Plan was or will be established.

“First Post-Distribution Report” has the meaning set forth in Section 12.07.

“Form S-1” means the registration statement on Form S-1 filed by NBI with the Commission to effect the registration of NBI Common Stock pursuant to the Securities Act in connection with the Distribution, as such registration statement may be amended or supplemented from time to time.

“Former NBI Employee” means, as of an applicable date, each individual who is a former Employee of NBI For purposes of this Agreement, references to a “Former NBI Employee” shall not be deemed to refer to a Salary Continuation Former Employee, who shall be addressed specifically where applicable.

“Governmental Approvals” means any notices, reports or other filings to be given to or made with, or any Consents, registrations or permits to be obtained from, any Governmental Authority.

“Governmental Authority” means any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other legislative, judicial, regulatory, administrative or governmental authority.

“Group” means the Neurotrope Group.

“Indemnifying Party” has the meaning set forth in Section 6.04(a).

“Indemnitee” has the meaning set forth in Section 6.04(a).

“Indemnity Payment” has the meaning set forth in Section 6.04(a).

“Information” means information, whether or not patentable, copyrightable or protectable as a trade secret, in written, oral, electronic or other tangible or intangible forms, stored in any medium now known or yet to be created, including studies, reports, records, books, contracts, instruments, surveys, discoveries, ideas, concepts, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, data, computer data, disks, diskettes, tapes, computer programs or other software, marketing plans, customer names, communications by or to attorneys (including attorney-client privileged communications), memos and other materials prepared by attorneys or under their direction (including attorney work product) and other technical, financial, employee or business information or data, documents, correspondence, materials and files.

“Insurance Proceeds” means those monies:

(a)            received by an insured (or its successor-in-interest) from an insurance carrier;

(b)           paid by an insurance carrier on behalf of the insured (or its successor-in-interest); or

(c)            received (including by way of set-off) from any third party in the nature of insurance, contribution or indemnification in respect of any Liability; in any such case net of any applicable premium adjustments (including reserves and retrospectively rated premium adjustments), net of any costs or expenses incurred in the collection thereof and net of any Taxes resulting from the receipt thereof.

“Intended Tax Treatment” has the meaning set forth in the TMA.

“Intercompany Accounts” has the meaning set forth in Section 2.03(a).

“Intercompany Agreements” has the meaning set forth in Section 2.03(a).

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, government approval, concession, grant, franchise, license, agreement, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all claims, debts, demands, actions, causes of action, suits, damages, obligations, accruals, accounts payable, reckonings, bonds, indemnities and similar obligations, agreements, promises, guarantees, make-whole agreements and similar obligations, and other liabilities and requirements, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any Law, Action, threatened or contemplated Action or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any Person. For the avoidance of doubt, Liabilities shall include attorneys’ fees, the costs and expenses of all assessments, judgments, settlements and compromises, and any and all other costs and expenses whatsoever reasonably incurred in connection with anything contemplated by the preceding sentence (including costs and expenses incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions).

“Litigation Conditions” has the meaning set forth in Section 6.05(b).

“NBI” has the meaning set forth in the preamble.

“NBI Assets” means, without duplication, the following Assets:

(a)            all Assets held by NBI;

(b)            all other equity, partnership, membership, joint venture and similar interests set forth on Schedule II under the caption “Joint Ventures and Minority Investments”;

(c)            all Assets reflected on the NBI Business Balance Sheet, and all Assets acquired after the date of the NBI Business Balance Sheet that, had they been acquired on or before such date and owned as of such date, would have been reflected on the NBI Business Balance Sheet if prepared in accordance with generally accepted accounting principles in effect in the United States (“GAAP”) applied on a consistent basis, subject to any dispositions of such Assets subsequent to the date of the NBI Business Balance Sheet;

(d)            the rights related to the NBI Portion of any Shared Contract;

(e)            all other Assets that are expressly provided by this Agreement or any Ancillary Agreement as Assets to be assigned to or retained by, or allocated to, NBI;

(f)             all Assets held by a member of the Neurotrope Group that are determined by Neurotrope, in good faith, to be primarily related to or used or held for use primarily in connection with the business or operations of NBI; and

(g)            Excess Cash (as defined in the Merger Agreement, as amended).

Notwithstanding the foregoing, the NBI Assets shall not include (i) any Neurotrope Retained Assets, (ii) any Assets governed by the TMA, (iii) the rights related to the Neurotrope Portion of Shared Contracts, and (iv) any Assets determined by Neurotrope, in good faith, to arise primarily from the business or operations of the Neurotrope Business (unless otherwise expressly provided in this Agreement.

“NBI Business” means the business currently conducted by NBI.

“NBI Business Balance Sheet” means the balance sheet of the NBI Business, including the notes thereto, as of June 30, 2020, included in the Form S-1.

“NBI Common Stock” means the common stock, $0.0001 par value per share, of NBI.

“NBI Employee” means, as of an applicable date, each Employee employed by NBI, including any individual who is on a leave of absence (including short-term disability but excluding long-term disability) from which such Employee is permitted to return to active employment in accordance with NBI’s personnel policies, but excluding any Former NBI Employee.

“NBI Entities” means the entities the equity, partnership, membership, joint venture or similar interests of which are set forth on Schedule II under the caption “Joint Ventures and Minority Investments”.

“NBI Indemnitees” has the meaning set forth in Section 6.03.

“NBI Liabilities” means, without duplication, the following Liabilities:

(a)            all Liabilities of NBI and the NBI Entities;

(b)            all Liabilities to the extent relating to, arising out of or resulting from:

(i)             the operation or conduct of the NBI Business as conducted at any time prior to the Distribution (including any Liability to the extent relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority), which act or failure to act relates to the NBI Business);

(ii)            the operation or conduct of the NBI Business or any other business conducted by NBI after the Distribution (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority));

(iii)           any terminated, divested or discontinued businesses or operations of the NBI Business; or

(iv)           the NBI Assets;

(c)            all Liabilities reflected as liabilities or obligations on the NBI Business Balance Sheet, and all Liabilities arising or assumed after the date of the NBI Business Balance Sheet that, had they arisen or been assumed on or before such date and been existing obligations as of such date, would have been reflected on the NBI Business Balance Sheet if prepared in accordance with GAAP applied on a consistent basis, subject to any discharge of such Liabilities subsequent to the date of the NBI Business Balance Sheet;

(d)            the obligations related to the NBI Portion of any Shared Contract;

(e)            all other Liabilities that are expressly provided by this Agreement or any Ancillary Agreement as Liabilities to be assumed or retained by, or allocated to, NBI; and

(f)             all Liabilities to the extent relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form S-1 and any other documents filed with the Commission in connection with the Spin-Off or as contemplated by this Agreement, other than with respect to the Neurotrope Disclosure Sections.

Notwithstanding the foregoing, the NBI Liabilities shall not include (i) any Neurotrope Retained Liabilities, (ii) any Liabilities governed by the TMA, (iii) any obligations related to the Neurotrope Portion of any Shared Contract or (iv) any Liabilities determined by Neurotrope, in good faith, to be primarily related to the business or operations of the Neurotrope Business (unless otherwise expressly provided in this Agreement).

“NBI Marks” means the trademarks, trade names and service marks owned by NBI and all goodwill relating thereto, including those listed in Schedule VIII.

“NBI Portion” has the meaning set forth in Section 2.04.

“NBI Welfare Plan” means each Welfare Plan sponsored or maintained by NBI.

“Neurotrope” has the meaning set forth in the preamble.

“Neurotrope Assets” means (i) all Assets of the Neurotrope Group, (ii) the Neurotrope Retained Assets, (iii) any Assets held by NBI determined by Neurotrope, in good faith, to be primarily related to or used primarily in connection with the business or operations of the Neurotrope Business, (iv) all interests in the capital stock, or other equity interests in, the members of the Neurotrope Group (other than Neurotrope ) and (v) the rights related to the Neurotrope Portion of any Shared Contract. Notwithstanding the foregoing, the Neurotrope Assets shall not include (a) any Assets governed by the TMA, and (b) the NBI Assets.

“Neurotrope Business” means the business and operations conducted by Neurotrope and its Subsidiaries other than the NBI Business.

“Neurotrope Common Stock” means the common stock, $0.0001 par value per share, of Neurotrope.

“Neurotrope Disclosure Sections” means all information set forth in or omitted from the Form S-1 to the extent relating to (a) the Neurotrope Group, (b) the Neurotrope Liabilities, (c) the Neurotrope Assets or (d) the substantive disclosure set forth in the Form S-1 relating to Neurotrope’s board of directors’ consideration of the Spin-Off, including the section entitled “Reasons for the Spin-Off”.

“Neurotrope Group” means Neurotrope and each of its Subsidiaries, but excluding NBI.

“Neurotrope Indemnitees” has the meaning set forth in Section 6.02.

“Neurotrope Liabilities” means (i) all Liabilities of the Neurotrope Group, (ii) the Neurotrope Retained Liabilities, (iii) any obligations related to the Neurotrope Portion of any Shared Contract or (iv) any Liabilities determined by Neurotrope, in good faith, to be primarily related to the business or operations of the Neurotrope Business (unless otherwise expressly provided in this Agreement). Notwithstanding the foregoing, the Neurotrope Liabilities shall not include (a) any Liabilities governed by the TMA or (b) the NBI Liabilities.

“Neurotrope Marks” means the trademarks, trade names and service marks containing Neurotrope, Inc. or the abbreviations of Neurotrope owned by a member of the Neurotrope Group and all goodwill relating thereto, including those listed in Schedule VII.

“Neurotrope Portion” has the meaning set forth in Section 2.04.

“Neurotrope Retained Assets” means the Assets to be retained by the Neurotrope Group set forth on Schedule IIII.

“Neurotrope Retained Liabilities” means the Liabilities to be retained by the Neurotrope Group set forth on Schedule IV.

“Neurotrope Welfare Plan” means each Welfare Plan sponsored or maintained by a member of the Neurotrope Group.

“Party” means either party hereto, and “Parties” means both parties hereto.

“Payables Transactions” means the intercompany payables transactions set forth on Schedule II to be settled as set forth on Schedule I.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any Governmental Authority.

“Pre-Separation Claims-Based Insurance Claim” means any claim made against NBI or Neurotrope Group and reported to the applicable insurer(s) on or prior to the Distribution Date in respect of a wrongful act or omission occurring on or prior to the Distribution Date that results in a Liability under a “claims-made-based” insurance policy of the Neurotrope Group in effect on or prior to the Distribution Date or any extended reporting period thereof.

“Pre-Separation Insurance Claim” means a (i) Pre-Separation Claims-Based Insurance Claim or (ii) Action (whether made prior to, on or following the Distribution Date) in respect of a Liability occurring on or prior to the Distribution Date under an “occurrence-based” insurance policy of any member of the Neurotrope Group in effect on or prior to the Distribution Date.

“Record Date” means the close of business on the date to be determined by the Neurotrope board of directors as the record date for determining the shares of Neurotrope Common Stock in respect of which shares of NBI Common Stock will be distributed pursuant to the Distribution.

“Record Holders” has the meaning set forth in Section 5.01(b).

“Retained Information” has the meaning set forth in Section 7.04.

“Salary Continuation Former Employee” means any former NBI Employee who was employed by NBI or a Subsidiary of NBI immediately prior to termination of his or her employment, is receiving salary continuation severance payments or separation payments and, during such period of continued payments, continues to be treated like an active Employee for purposes of participation in certain health and welfare plans.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Interest” means any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer or other encumbrance of any nature whatsoever.

“Separation” means (a) any actions to be taken pursuant to Article II and (b) any other transfers of Assets and assumptions of Liabilities, in each case, between a member of one Group and a member of the other Group, provided for in this Agreement or in any Ancillary Agreement.

“Shared Contract” means any contract or agreement of any member of either Group that relates in any material respect to both the NBI Business and the Neurotrope Business, including the contracts and agreements set forth on Schedule VI; provided that the Parties may, by mutual consent, elect to include in, or exclude from, this definition any contract or agreement.

“Spin-Off” means the Separation and the Distribution.

“Subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries.

“Tax Opinion Representations” has the meaning set forth in the TMA.

“Taxes” has the meaning set forth in the TMA.

“Third-Party Claim” means any assertion by a Person (including any Governmental Authority) who is not a member of the Neurotrope Group or NBI of any claim, or the commencement by any such Person of any Action, against any member of the Neurotrope Group or NBI.

“Third-Party Proceeds” has the meaning set forth in Section 6.04(a).

“TMA” means the Tax Matters Agreement dated as of the date of this Agreement by and between Neurotrope and NBI.

“U.S. Intended Tax Treatment” has the meaning set forth in the TMA.

“Welfare Plan” means each Benefit Plan that provides life insurance, health care, dental care, accidental death and dismemberment insurance, disability, severance, vacation or other group welfare or fringe benefits.

“Workers’ Compensation Event” means the event, injury, illness or condition giving rise to a workers’ compensation claim with respect to a NBI Employee.

“Workers’ Compensation Reimbursement Amounts” means the amount, if any, by which (i) the amount actually payable by the members of the Neurotrope Group in respect of the participation of NBI Employees, Salary Continuation Former Employees and Former NBI Employees in the Neurotrope Workers’ Compensation Plan for any period prior to the Workers’ Compensation Effective Date exceeds (ii) the amount that the Neurotrope Group charged NBI in respect of such period of participation.

ARTICLE II

The Separation

SECTION 2.01                      Transfer of Assets and Assumption of Liabilities. (a) Prior to the Distribution and subject to Section 2.01(e), the Parties shall cause the Separation to be completed.

(b)           Subject to Section 2.01(e), prior to the Distribution, the Parties shall, and shall cause their respective Group members to, execute such instruments of assignment and transfer and take such other corporate actions as are necessary to (i) transfer and convey to NBI all of the right, title and interest of the Neurotrope Group in, to and under all NBI Assets not already owned by NBI, (ii) transfer and convey to one or more members of the Neurotrope Group all of the right, title and interest of NBI in, to and under all Neurotrope Assets not already owned by the Neurotrope Group, (iii) cause NBI to assume all of the NBI Liabilities to the extent such Liabilities would otherwise remain obligations of any member of the Neurotrope Group and (iv) cause one or more members of the Neurotrope Group to assume all of the Neurotrope Liabilities to the extent such Liabilities would otherwise remain obligations of NBI. Notwithstanding anything to the contrary, neither Party shall be required to transfer any Information except as required by Article VII.

(c)           In the event that it is discovered after the Distribution that there was an omission of (i) the transfer or conveyance by NBI or the acceptance or assumption by Neurotrope (or a member of the Neurotrope Group) of any Neurotrope Asset or Neurotrope Liability, as the case may be, (ii) the transfer or conveyance by Neurotrope (or a member of the Neurotrope Group) or the acceptance or assumption by NBI of any NBI Asset or NBI Liability, as the case may be, or (iii) the transfer or conveyance by one Party (or any other member of its Group) to, or the acceptance or assumption by, the other Party (or any other member of its Group) of any Asset or Liability, as the case may be, that, had the Parties given specific consideration to such Asset or Liability prior to the Distribution, would have otherwise been so transferred, conveyed, accepted or assumed, as the case may be, pursuant to this Agreement or the Ancillary Agreements, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption of such Asset or Liability. Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(c) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(d)           In the event that it is discovered after the Distribution that there was (i) a transfer or conveyance by NBI or the acceptance or assumption by Neurotrope (or a member of the Neurotrope Group) of any NBI Asset or NBI Liability, as the case may be, or (ii) a transfer or conveyance by Neurotrope (or a member of the Neurotrope Group) or the acceptance or assumption by NBI of any Neurotrope Asset or Neurotrope Liability, as the case may be, the Parties shall use reasonable best efforts to promptly transfer or convey such Asset back to the transferring or conveying Party or to rescind any acceptance or assumption of such Liability, as the case may be. Any transfer or conveyance made or acceptance or assumption rescinded pursuant to this Section 2.01(d) shall be treated by the Parties for all purposes as if such Asset or Liability had never been originally transferred, conveyed, accepted or assumed, as the case may be, except as otherwise required by applicable Law or a Determination.

(e)           To the extent that any transfer or conveyance of any Asset or acceptance or assumption of any Liability required by this Agreement to be so transferred, conveyed, accepted or assumed shall not have been completed prior to the Distribution, the Parties shall use reasonable best efforts to effect such transfer, conveyance, acceptance or assumption as promptly following the Distribution as shall be practicable. Nothing in this Agreement shall be deemed to require the transfer or conveyance of any Assets or the acceptance or assumption of any Liabilities which by their terms or operation of law cannot be so transferred, conveyed, accepted or assumed; provided, however, that the Parties shall use reasonable best efforts to obtain any necessary Consents for the transfer, conveyance, acceptance or assumption (as applicable) of all Assets and Liabilities required by this Agreement to be so transferred, conveyed, accepted or assumed. In the event that any such transfer, conveyance, acceptance or assumption (as applicable) has not been completed effective as of and after the Distribution, the Party retaining such Asset or Liability shall thereafter hold such Asset for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and retain such Liability for the account, and at the expense, of the Party by whom such Liability should have been assumed or accepted pursuant to this Agreement, and take such other actions as may be reasonably requested by the Party to which such Asset should have been transferred or conveyed, or by whom such Liability should have been assumed or accepted, as the case may be, in order to place such Party, insofar as reasonably possible, in the same position as would have existed had such Asset or Liability been transferred, conveyed, accepted or assumed (as applicable) as contemplated by this Agreement, including possession, use, risk of loss, potential for gain and control over such Asset or Liability. As and when any such Asset or Liability becomes transferable, the Parties shall use reasonable best efforts to promptly effect such transfer, conveyance, acceptance or assumption (as applicable). Any transfer, conveyance, acceptance or assumption made pursuant to this Section 2.01(e) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Distribution, except as otherwise required by applicable Law or a Determination.

(f)           The Party retaining any Asset or Liability due to the deferral of the transfer and conveyance of such Asset or the deferral of the acceptance and assumption of such Liability pursuant to this Section 2.01 or otherwise shall not be obligated by this Agreement, in connection with this Section 2.01, to expend any money or take any action that would require the expenditure of money unless and to the extent the Party entitled to such Asset or the Party intended to assume such Liability advances or agrees to reimburse it for the necessary funds.

SECTION 2.02                      Certain Matters Governed Exclusively by Ancillary Agreements. Each of Neurotrope and NBI agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, the TMA shall exclusively govern all matters relating to Taxes between such parties.

SECTION 2.03                      Termination of Agreements. (a) Except as set forth in Section 2.03(b) or as otherwise provided by the steps constituting the Separation, in furtherance of the releases and other provisions of Section 6.01, effective as of the Distribution, NBI, on the one hand, and Neurotrope and each other member of the Neurotrope Group, on the other hand, hereby terminate any and all agreements, arrangements, commitments and understandings, oral or written (“Intercompany Agreements”), including all intercompany accounts payable or accounts receivable (“Intercompany Accounts”), between such parties and in effect or accrued as of the Distribution. No such terminated Intercompany Agreement or Intercompany Account (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Distribution Date. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of the members of their respective Groups, hereby waive any advance notice provision or other termination requirements with respect to any Intercompany Agreement.

(b)          The provisions of Section 2.03(a) shall not apply to any of the following Intercompany Agreements or Intercompany Accounts (or to any of the provisions thereof): (i) the Intercompany Agreements and Intercompany Accounts set forth in Schedule V; (ii) this Agreement and the Ancillary Agreements (and each other Intercompany Agreement or Intercompany Account expressly contemplated by this Agreement or any Ancillary Agreement to be entered into by either Party or any other member of its Group); (iii) any existing written Intercompany Agreement to provide services between NBI, on the one hand, and a member of the Neurotrope Group, on the other hand, that has been entered into in the ordinary course of business on an arm’s-length basis, including outstanding operational intercompany trade receivables or payables incurred on such basis; (iv) any Intercompany Agreement to which any non-wholly owned Subsidiary of NBI or Neurotrope, as the case may be, is a party; (v) any other Intercompany Agreements or Intercompany Accounts that this Agreement or any Ancillary Agreement expressly contemplates will survive the Distribution Date; and (vi) any other Intercompany Agreements or Intercompany Accounts that, had the Parties given specific consideration to such Intercompany Agreements or Intercompany Accounts prior to the Distribution, would have been set forth in Schedule V as not to terminate as of the Distribution.

SECTION 2.04                     Shared Contracts. The Parties shall, and shall cause the members of their respective Groups to, use their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract, such that (a) NBI is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the NBI Business (the “NBI Portion”), which rights shall be a NBI Asset and which obligations shall be a NBI Liability and (b) a member of the Neurotrope Group is the beneficiary of the rights and is responsible for the obligations related to such Shared Contract not relating to the NBI Business (the “Neurotrope Portion”), which rights shall be a Neurotrope Asset and which obligations shall be a Neurotrope Liability. If the Parties, or their respective Group members, as applicable, are not able to enter into an arrangement to formally divide, partially assign, modify and/or replicate such Shared Contract prior to the Distribution as contemplated by the previous sentence, then the Parties shall, and shall cause their respective Group members to, cooperate in any lawful arrangement to provide that, following the Distribution and until the earlier of five years after the Distribution Date and such time as the formal division, partial assignment, modification and/or replication of such Shared Contract as contemplated by the previous sentence is effected, NBI shall receive the interest in the benefits and obligations of the NBI Portion under such Shared Contract and a member of the Neurotrope Group shall receive the interest in the benefits and obligations of the Neurotrope Portion under such Shared Contract.

SECTION 2.05                     Disclaimer of Representations and Warranties. Each of Neurotrope (on behalf of itself and each other member of the Neurotrope Group) and NBI understands and agrees that, except as expressly set forth in this Agreement, any Ancillary Agreement or the Tax Opinion Representations, no party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities transferred or assumed as contemplated hereby or thereby, as to the sufficiency of the Assets or Liabilities transferred or assumed hereby or thereby for the conduct and operations of the NBI Business or the Neurotrope Business, as applicable, as to any Governmental Approvals or other Consents required in connection therewith or in connection with any past transfers of the Assets or assumptions of the Liabilities, as to the value or freedom from any Security Interests of, or any other matter concerning, any Assets or Liabilities of such party, or as to the absence of any defenses or rights of setoff or freedom from counterclaim with respect to any claim or other Asset, including any accounts receivable, of any such Party, or as to the legal sufficiency of any assignment, document or instrument delivered hereunder to convey title to any Asset or thing of value upon the execution, delivery and filing hereof or thereof. Except as may expressly be set forth herein, any such Assets are being transferred on an “as is,” “where is” basis and the respective transferees shall bear the economic and legal risks that (a) any conveyance shall prove to be insufficient to vest in the transferee good and marketable title, free and clear of any Security Interest, and (b) any necessary Governmental Approvals or other Consents are not obtained or that any requirements of Laws or judgments are not complied with.

SECTION 2.06                     Allocation of Welfare Benefit Claims. (a) The members of the Neurotrope Group shall retain Liability and responsibility in accordance with the applicable Neurotrope Welfare Plan for all reimbursement claims (such as medical and dental claims) for expenses incurred and for all non-reimbursement claims (such as life insurance claims) incurred by NBI Employees and Salary Continuation Former Employees (and their respective dependents and beneficiaries) under such plans prior to the Establishment Date of the corresponding NBI Welfare Plan and (b) NBI shall retain Liability and responsibility in accordance with the NBI Welfare Plans for all reimbursement claims (such as medical and dental claims) for expenses incurred and for all non-reimbursement claims (such as life insurance claims) incurred by NBI Employees and Salary Continuation Former Employees (and their respective dependents and beneficiaries) on or following such Establishment Date. For purposes of this Section 2.06, a benefit claim shall be deemed to be incurred as follows: (A) when the event giving rise to the benefit under the applicable plan has occurred as set forth in the governing plan documents, if it is clear based on the governing documents of both the Neurotrope Welfare Plan and NBI Welfare Plans which plan should be responsible for the claim or if not, as follows: (B) (1) health, dental, vision, employee assistance program and prescription drug benefits (including in respect of any hospital confinement), upon provision of such services, materials or supplies; and (2) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, or other event giving rise to such benefits. The members of the Neurotrope Group shall retain Liability and responsibility in accordance with the applicable Neurotrope Welfare Plan for all reimbursement claims (such as medical and dental claims) for expenses incurred and for all non-reimbursement claims (such as life insurance claims) for individuals who, immediately prior to the applicable Establishment Date, are Former NBI Employees (and their dependents and beneficiaries), including any such Employee on long-term disability on the applicable Establishment Date.

SECTION 2.07                     Workers’ Compensation Claims. In the case of any workers’ compensation claim of any NBI Employee who participates in a workers’ compensation program of a member of the Neurotrope Group (each, a “Neurotrope Workers’ Compensation Program”), such claim shall be covered (a) under such Neurotrope Workers’ Compensation Program if the Workers’ Compensation Event occurred prior to the Distribution Date (such date, as applicable, the “Workers’ Compensation Effective Date”), and (b) under a workers’ compensation program of NBI (each, a “NBI Workers’ Compensation Program”) if the Workers’ Compensation Event occurs on or after the Workers’ Compensation Effective Date. If the Workers’ Compensation Event occurs over a period both preceding and following the Workers’ Compensation Effective Date, the claim shall be covered jointly under the Neurotrope Workers’ Compensation Program and the NBI Workers’ Compensation Program and shall be equitably apportioned between them based upon the relative periods of time that the Workers’ Compensation Event transpired preceding and following the Workers’ Compensation Effective Date. The members of the Neurotrope Group shall retain Liability and responsibility in accordance with the Neurotrope Workers’ Compensation Program for all covered workers’ compensation claims incurred by individuals who, immediately prior to the Workers’ Compensation Effective Date, are Former NBI Employees or Salary Continuation Former Employees, including any such Employee on long-term disability on the Workers’ Compensation Effective Date. Notwithstanding any provisions of this Section 2.07, NBI shall be obligated to reimburse Neurotrope for the Worker’s Compensation Reimbursement Amounts in accordance with Section 2.08.

SECTION 2.08                     Reimbursements by NBI. Promptly following the end of each calendar quarter that ends following the Distribution, Neurotrope shall provide NBI with one or more invoices that set forth the aggregate Workers’ Compensation Reimbursement Amounts incurred by a member of the Neurotrope Group during such calendar quarter. Within 20 days following NBI’s receipt of such invoice, NBI shall notify Neurotrope in writing if NBI disagrees with any of the amounts set forth on such invoice and the reason for any such disagreement. If NBI does not timely notify Neurotrope of any such disagreement, Neurotrope’s determination as set forth on such invoice shall be conclusive, final and binding. If NBI timely notifies Neurotrope of any such disagreement, an officer of each Party shall meet during the 30-day period following NBI’s notification of disagreement and shall negotiate in good faith to resolve the dispute during such period, and the resolution of such disagreement reached by such officers shall be conclusive, final and binding. Within 60 days following the date such invoice becomes conclusive, final and binding, NBI shall pay Neurotrope an amount in cash equal to the aggregate amounts set forth on such invoice.

ARTICLE III

Actions Pending the Distribution

SECTION 3.01                     Actions Prior to the Distribution. (a) Subject to the conditions specified in Section 3.02 and subject to Section 4.03, Neurotrope and NBI shall use reasonable best efforts to consummate the Distribution. Such efforts shall include taking the actions specified in this Section 3.01.

(b)           Prior to the Distribution, Neurotrope shall mail the Form S-1 to the Record Holders.

(c)           NBI shall prepare, file with the Commission and use its reasonable best efforts to cause to become effective any registration statements or amendments thereto required to effect the establishment of, or amendments to, any employee benefit and other plans necessary or appropriate in connection with the transactions contemplated by this Agreement or any of the Ancillary Agreements.

(d)           Neurotrope and NBI shall take all such action as may be necessary or appropriate under the securities or blue sky laws of the states or other political subdivisions of the United States or of other foreign jurisdictions in connection with the Distribution.

(e)           NBI shall prepare and file, and shall use reasonable best efforts to have approved prior to the Distribution, an application for the listing of the NBI Common Stock to be distributed in the Distribution on the over-the-counter market (the “OTC”), or, if applicable, Nasdaq, subject to official notice of distribution.

(f)           Prior to the Distribution, Neurotrope shall duly elect the individuals listed as members of the NBI board of directors in the Form S-1, and such individuals shall be the members of the NBI board of directors effective as of immediately after the Distribution; provided, however, that to the extent required by any Law or requirement of the OTC, or, if applicable, Nasdaq, or any other national securities exchange, as applicable, one independent director shall be appointed by the existing board of directors of NBI and begin his or her term prior to the Distribution and shall serve on NBI’s audit and finance committee, compensation committee and nominating and corporate governance committee.

(g)          Prior to the Distribution, Neurotrope shall deliver or cause to be delivered to NBI resignations, effective as of immediately after the Distribution, of each individual who will be an employee of any member of the Neurotrope Group after the Distribution and who is an officer or director of NBI immediately prior to the Distribution.

(h)               Immediately prior to the Distribution, the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of NBI, each in substantially the form filed as an exhibit to the Form S-1, shall be in effect.

(i)            Prior to the Distribution, NBI shall make capital and other expenditures and operate its cash management, accounts payable and receivables collection systems in the ordinary course of business consistent with prior practice except as required in connection with the transactions contemplated by this Agreement and Ancillary Agreements.

(j)            Neurotrope and NBI shall, subject to Section 4.03, take all reasonable steps necessary and appropriate to cause the conditions set forth in Section 3.02 to be satisfied and to effect the Distribution on the Distribution Date.

SECTION 3.02                      Conditions Precedent to Consummation of the Distribution. Subject to Section 4.03, following the consummation of the Merger and as soon as practicable after the date of this Agreement, the Parties shall use reasonable best efforts to satisfy the following conditions prior to the consummation of the Distribution. The obligations of the Parties to consummate the Distribution shall be conditioned on the satisfaction, or waiver by Neurotrope, of the following conditions:

(a)           The board of directors of Neurotrope shall have authorized and approved the Separation and Distribution and not withdrawn such authorization and approval, and shall have declared the dividend of NBI Common Stock to Neurotrope shareholders.

(b)           Each Ancillary Agreement shall have been executed by each party thereto.

(c)           The Form S-1 shall have been declared effective by the Commission, no stop order suspending the effectiveness of the Form S-1 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the Commission.

(d)           The NBI Common Stock shall have been accepted for listing on the OTC or, if applicable, Nasdaq or another national securities exchange approved by Neurotrope, subject to official notice of distribution.

(e)           Neurotrope shall have received the written opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., which shall remain in full force and effect, that, subject to the accuracy of and compliance with the relevant Tax Opinion Representations, (i) the Distribution should qualify for its U.S. Intended Tax Treatment and (ii) no “excess loss account” (within the meaning of Section 1.1502 of the Regulations) with respect to the NBI Common Stock should be taken into account as income or gain as a result of any step of the Separation or the Distribution.

(f)            The Separation shall have been completed.

(g)           No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Distribution shall be in effect, and no other event outside the control of Neurotrope shall have occurred or failed to occur that prevents the consummation of the Distribution.

(h)           No other events or developments shall have occurred prior to the Distribution that, in the judgment of the board of directors of Neurotrope, would result in the Distribution having an adverse effect on Neurotrope or the shareholders of Neurotrope.

(i)            The actions set forth in Sections 3.01(b), (f), (g) and (h) shall have been completed.

(j)            NBI shall have delivered to Neurotrope a certificate signed by the Chief Financial Officer of NBI, dated as of the Distribution Date, certifying that NBI has complied with Section 3.01(i).

The foregoing conditions are for the sole benefit of Neurotrope and shall not give rise to or create any duty on the part of Neurotrope or the Neurotrope board of directors to waive or not waive such conditions or in any way limit the right of Neurotrope to terminate this Agreement as set forth in Article X or alter the consequences of any such termination from those specified in such Article. Any determination made by the Neurotrope board of directors prior to the Distribution concerning the satisfaction or waiver of any or all of the conditions set forth in this Section 3.02 shall be conclusive.

ARTICLE IV

The Distribution

SECTION 4.01                     The Distribution. (a) NBI shall cooperate with Neurotrope to accomplish the Distribution and shall, at the direction of Neurotrope, use its reasonable best efforts to promptly take any and all actions necessary or desirable to effect the Distribution. Neurotrope shall select any investment bank or manager in connection with the Distribution, as well as any financial printer, distribution agent and financial, legal, accounting and other advisors for Neurotrope. Neurotrope or NBI, as the case may be, will provide, or cause the applicable member of its Group to provide, to the Agent all share certificates and any information required in order to complete the Distribution.

(b)           Subject to the terms and conditions set forth in this Agreement, (i) after completion of the Separation and on or prior to the Distribution Date, for the benefit of and distribution to the holders of certain of Neurotrope’s equity securities (other than shares of restricted stock issued pursuant to Neurotrope equity plans) as of the Record Date (“Record Holders”), Neurotrope will deliver to the Agent all of the issued and outstanding shares of NBI Common Stock then owned by Neurotrope or any other member of the Neurotrope Group and book-entry authorizations for such shares and (ii) on the Distribution Date, Neurotrope shall instruct the Agent to distribute to each Record Holder (or such Record Holder’s bank or brokerage firm on such Record Holder’s behalf) electronically, by direct registration in book-entry form, the number of shares of NBI Common Stock to which such Record Holder is entitled based on a distribution ratio to be determined by Neurotrope in its sole discretion. The Distribution shall be effective at 11:59 p.m. New York City time on the Distribution Date. On or as soon as practicable after the Distribution Date, the Agent will mail to each Record Holder an account statement indicating the number of shares of NBI Common Stock that have been registered in book-entry form in the name of such Record Holder.

SECTION 4.02                      Fractional Shares. The Agent and Neurotrope shall, as soon as practicable after the Distribution Date, (a) determine the number of whole shares and fractional shares of NBI Common Stock allocable to each Record Holder, (b) aggregate all such fractional shares into whole shares and sell the whole shares obtained thereby in open market transactions at then prevailing trading prices on behalf of holders who would otherwise be entitled to fractional share interests and (c) distribute to each such holder, or for the benefit of each beneficial owner, such holder’s or owner’s ratable share of the net proceeds of such sale, based upon the average gross selling price per share of NBI Common Stock after making appropriate deductions for any amount required to be withheld under applicable Tax Law and less any brokers’ charges, commissions or transfer Taxes. The Agent, in its sole discretion, will determine the timing and method of selling such fractional shares, the selling price of such fractional shares and the broker-dealer through which such fractional shares will be sold; provided, however, that the designated broker-dealer is not an Affiliate of Neurotrope or NBI. Neither Neurotrope nor NBI will pay any interest on the proceeds from the sale of fractional shares.

SECTION 4.03                     Sole Discretion of Neurotrope. Neurotrope shall, in its sole and absolute discretion, determine the Record Date, the Distribution Date and all terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition and notwithstanding anything to the contrary set forth below, Neurotrope may at any time and from time to time until the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution.

ARTICLE V

Mutual Releases; Indemnification

SECTION 5.01                       Release of Pre-Distribution Claims. (a) Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, NBI does hereby, for itself, its respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of NBI (in each case, in their respective capacities as such), remise, release and forever discharge Neurotrope and the other members of the Neurotrope Group, their respective Affiliates, successors and assigns, and all Persons who at any on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Neurotrope Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all NBI Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(b)           Except as provided in Section 5.01(c) or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Distribution, Neurotrope does hereby, for itself and each other member of the Neurotrope Group, their respective Affiliates, to the extent it may legally do so, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of the Neurotrope Group (in each case, in their respective capacities as such), remise, release and forever discharge NBI, its respective Affiliates, successors and assigns, and all Persons who at any time on or prior to the Distribution have been shareholders, directors, officers, agents or employees of any member of NBI (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Neurotrope Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution, including in connection with the Spin-Off and all other activities to implement the Spin-Off.

(c)           Nothing contained in Section 5.01(a) or (b) shall impair any right of any Person to enforce this Agreement, any Ancillary Agreement or any Intercompany Agreement or Intercompany Account that is specified in Section 2.03(b) not to terminate as of the Distribution, in each case in accordance with its terms. Nothing contained in Section 5.01(a) or (b) shall release any Person from:

(i)            any Liability provided in or resulting from any agreement among any members of the Neurotrope Group or NBI that is specified in Section 2.03(b) as not to terminate as of the Distribution, or any other Liability specified in such Section 2.03(b) as not to terminate as of the Distribution;

(ii)           any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of any Group under, this Agreement or any Ancillary Agreement;

(iii)          any Liability provided in or resulting from any other agreement or understanding that is entered into after the Distribution between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv)          any Liability that the Parties may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties, the members of their respective Groups or any of their respective directors, officers, employees or agents, by third Persons, which Liability shall be governed by the provisions of this Article V or, if applicable, the appropriate provisions of the relevant Ancillary Agreement; or

(v)           any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 5.01.

(d)          NBI shall not make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Neurotrope or any other member of the Neurotrope Group, or any other Person released pursuant to Section 5.01(a), with respect to any Liabilities released pursuant to Section 5.01(a). Neurotrope shall not make, and shall not permit any other member of the Neurotrope Group to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against NBI, or any other Person released pursuant to Section 5.01(b), with respect to any Liabilities released pursuant to Section 5.01(b).

(e)           It is the intent of each of Neurotrope and NBI, by virtue of the provisions of this Section 5.01, to provide for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed on or before the Distribution Date, between or among NBI, on the one hand, and Neurotrope or any other member of the Neurotrope Group, on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members on or before the Distribution Date), except as set forth in Section 5.01(c) or elsewhere in this Agreement or in any Ancillary Agreement. At any time, at the request of the other Party, each Party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions hereof.

SECTION 5.02                     Indemnification by NBI. Subject to Section 5.04, NBI shall indemnify, defend and hold harmless Neurotrope each other member of the Neurotrope Group and each of their respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Neurotrope Indemnitees”), from and against any and all Liabilities of the Neurotrope Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)           the NBI Liabilities, including the failure of NBI or any other Person to pay, perform or otherwise promptly discharge any NBI Liability in accordance with its terms;

(b)           any breach by NBI of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c)           any breach by NBI of any of the representations and warranties made by NBI in Section 11.01(c).

SECTION 5.03                      Indemnification by Neurotrope. Subject to Section 5.04, Neurotrope shall indemnify, defend and hold harmless NBI and each of its respective former and current directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “NBI Indemnitees”), from and against any and all Liabilities of the NBI Indemnitees relating to, arising out of or resulting from any of the following items (without duplication):

(a)            the Neurotrope Liabilities, including the failure of Neurotrope or any other member of the Neurotrope Group or any other Person to pay, perform or otherwise promptly discharge any Neurotrope Liability in accordance with its terms;

(b)           any breach by Neurotrope or any other member of the Neurotrope Group of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling); and

(c)           any breach by Neurotrope of any of the representations and warranties made by Neurotrope on behalf of itself and the members of the Neurotrope Group in Section 11.01(c).

SECTION 5.04                       Indemnification Obligations Net of Insurance Proceeds and Third-Party Proceeds.

(a)           The Parties intend that any Liability subject to indemnification or reimbursement pursuant to this Agreement will be net of (i) Insurance Proceeds that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability or (ii) other amounts recovered from any third party that actually reduce the amount of, or are paid to the applicable Indemnitee in respect of, such Liability (“Third-Party Proceeds”). Accordingly, the amount that either Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any Insurance Proceeds or Third-Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee from a third party in respect of the related Liability. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Insurance Proceeds or Third-Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b)           An insurer that would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or have any subrogation rights with respect thereto by virtue of the indemnification provisions hereof, it being expressly understood and agreed that no insurer or any other third party shall be entitled to a “wind-fall” (i.e., a benefit they would not be entitled to receive in the absence of the indemnification provisions) by virtue of the indemnification provisions hereof. Each member of the Neurotrope Group and NBI shall use reasonable best efforts to seek to collect or recover any Insurance Proceeds and any Third-Party Proceeds to which such Person is entitled in connection with any Liability for which such Person seeks indemnification pursuant to this Article V; provided, however, that such Person’s inability to collect or recover any such Insurance Proceeds or Third-Party Proceeds shall not limit the Indemnifying Party’s obligations hereunder.

(c)           The calculation of any Indemnity Payments required by this Agreement shall be subject to Section 5.04 of the TMA.

SECTION 5.05                     Procedures for Indemnification of Third-Party Claims. (a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party written notice thereof as soon as reasonably practicable, but no later than 30 days after becoming aware of such Third-Party Claim. Any such notice shall describe the Third-Party Claim in reasonable detail. Notwithstanding the foregoing, the failure of any Indemnitee or other Person to give notice as provided in this Section 5.05(a) shall not relieve the related Indemnifying Party of its obligations under this Article VI, except to the extent that such Indemnifying Party is actually prejudiced by such failure to give notice.

(b)           The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 calendar days after receipt of notice from an Indemnitee in accordance with Section 5.05(a) (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim in accordance with the limits set forth in this Agreement with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (i) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, affect the Indemnitee or any of its controlled Affiliates in a materially adverse manner and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in clauses (i) and (ii), collectively, the “Litigation Conditions”).

(c)            If the Indemnifying Party elects not to assume the defense of a Third-Party Claim in accordance with this Agreement, or fails to notify an Indemnitee of its election as provided in Section 5.05(b), such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party.

(d)           If the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(e)            If the Indemnifying Party elects to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (i) the Litigation Conditions cease to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(f)            No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to such entry of judgment or to such settlement that the Indemnifying Party may recommend if the judgment or settlement (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee. Notwithstanding the foregoing, in no event shall an Indemnitee be required to consent to any entry of judgment or settlement if the effect thereof is to permit any injunction, declaratory judgment, other order or other nonmonetary relief to be entered, directly or indirectly, against any Indemnitee.

(g)           Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

SECTION 5.06                      Additional Matters. (a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b)               In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c)               In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action as set forth in this Section 6.06, the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

SECTION 5.07                      Remedies Cumulative. The remedies provided in this Article V shall be cumulative and, subject to the provisions of Article IX, shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

SECTION 5.08                      Survival of Indemnities. The rights and obligations of each of Neurotrope and NBI and their respective Indemnitees under this Article VI shall survive the sale or other transfer by any Party or its Affiliates of any Assets or businesses or the assignment by it of any Liabilities.

SECTION 5.09                      Limitation on Liability. Except as may expressly be set forth in this Agreement, none of Neurotrope, NBI or any other member of either Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other Neurotrope Indemnitee or NBI Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 5.09(ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with any member of the Neurotrope Group or NBI for any indirect, special, punitive or consequential damages.

ARTICLE VI

Access to Information; Confidentiality

SECTION 6.01                      Agreement for Exchange of Information; Archives. (a) Except in the case of an adversarial Action or threatened adversarial Action by either Neurotrope or NBI or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, and subject to Section 6.01(b), each of Neurotrope and NBI, on behalf of its respective Group, shall provide, or cause to be provided, to the other Party, at any time after the Distribution, as soon as reasonably practicable after written request therefor, any Information relating to time periods on or prior to the Distribution Date in the possession or under the control of such respective Group, which Neurotrope or NBI, or any member of its respective Group, as applicable, reasonably needs (i) to comply with reporting, disclosure, filing or other requirements imposed on Neurotrope or NBI, or any member of its respective Group, as applicable (including under applicable securities Laws), by any national securities exchange or any Governmental Authority having jurisdiction over Neurotrope or NBI, or any member of its respective Group, as applicable, (ii) for use in any other judicial, regulatory, administrative or other proceeding or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use any Information received pursuant to this Section 6.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence.

(b)               In the event that either Neurotrope or NBI determines that the exchange of any Information pursuant to Section 6.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide access to or furnish such Information to the other Party; provided, however, that both Neurotrope and NBI shall take all commercially reasonable measures to permit the compliance with Section 6.01(a) in a manner that avoids any such harm or consequence. Both Neurotrope and NBI intend that any provision of access to or the furnishing of Information pursuant to this Section 7.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c)               Each of NBI and Neurotrope agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Distribution, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

(d)               Neurotrope and NBI each agree that it will only process personal data provided to it by the other Group in accordance with all applicable privacy and data protection Law obligations and will implement and maintain at all times appropriate technical and organizational measures to protect such personal data against unauthorized or unlawful processing and accidental loss, destruction, damage, alteration and disclosure. In addition, each Party agrees to provide reasonable assistance to the other Party in respect of any obligations under privacy and data protection legislation affecting the disclosure of such personal data to the other Party and will not knowingly process such personal data in such a way to cause the other Party to violate any of its obligations under any applicable privacy and data protection legislation.

SECTION 6.02                      Ownership of Information. Any Information owned by one Group that is provided to the requesting Party hereunder shall be deemed to remain the property of the providing Party. Except as specifically set forth herein, nothing herein shall be construed as granting or conferring rights of license or otherwise in any such Information.

SECTION 6.03                      Compensation for Providing Information. Neurotrope and NBI shall reimburse each other for the reasonable costs, if any, in complying with a request for Information pursuant to this Article VI. Except as may be otherwise specifically provided elsewhere in this Agreement, such costs shall be computed in accordance with NBI’s or Neurotrope’s, as applicable, standard methodology and procedures.

SECTION 6.04                       Record Retention. To facilitate the possible exchange of Information pursuant to this Article VI and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all Information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements (the “Retained Information”) in accordance with its respective record retention policy as in effect on the date hereof or such longer or shorter period as required by Law, this Agreement or the Ancillary Agreements.

SECTION 6.05                       Accounting Information. Without limiting the generality of Section 6.01 but subject to Section 6.01(b):

(a)               Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards as required by Law for Neurotrope to prepare consolidated financial statements or complete a financial statement audit for any period during which the financial results of NBI were consolidated with those of Neurotrope ), NBI shall use its reasonable best efforts to enable Neurotrope to meet its timetable for dissemination of its financial statements and to enable Neurotrope’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) NBI shall authorize and direct its auditors to make available to Neurotrope’s auditors, within a reasonable time prior to the date of Neurotrope’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of NBI and (y) work papers related to such annual audits and quarterly reviews, to enable Neurotrope’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of NBI’s auditors as it relates to Neurotrope’s auditors’ opinion or report and (ii) until all governmental audits are complete, NBI shall provide reasonable access during normal business hours for Neurotrope’s internal auditors, counsel and other designated representatives to (x) the premises of NBI and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of NBI and its Subsidiaries and (y) the officers and employees of NBI and its Subsidiaries, so that Neurotrope may conduct reasonable audits relating to the financial statements provided by NBI and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of NBI.

(b)               Until the end of the first full fiscal year occurring after the Distribution Date (and for a reasonable period of time afterwards or as required by Law), Neurotrope shall use its reasonable best efforts to enable NBI to meet its timetable for dissemination of its financial statements and to enable NBI’s auditors to timely complete their annual audit and quarterly reviews of financial statements. As part of such efforts, to the extent reasonably necessary for the preparation of financial statements or completing an audit or review of financial statements or an audit of internal control over financial reporting, (i) Neurotrope shall authorize and direct its auditors to make available to NBI’s auditors, within a reasonable time prior to the date of NBI’s auditors’ opinion or review report, both (x) the personnel who performed or will perform the annual audits and quarterly reviews of Neurotrope and (y) work papers related to such annual audits and quarterly reviews, to enable NBI’s auditors to perform any procedures they consider reasonably necessary to take responsibility for the work of Neurotrope’s auditors as it relates to NBI’s auditors’ opinion or report and (ii) until all governmental audits are complete, Neurotrope shall provide reasonable access during normal business hours for NBI’s internal auditors, counsel and other designated representatives to (x) the premises of Neurotrope and its Subsidiaries and all Information (and duplicating rights) within the knowledge, possession or control of Neurotrope and its Subsidiaries and (y) the officers and employees of Neurotrope and its Subsidiaries, so that NBI may conduct reasonable audits relating to the financial statements provided by Neurotrope and its Subsidiaries; provided, however, that such access shall not be unreasonably disruptive to the business and affairs of the Neurotrope Group.

(c)               In order to enable the principal executive officer(s) and principal financial officer(s) (as such terms are defined in the rules and regulations of the Commission) of Neurotrope to make any certifications required of them under Section 302 or 906 of the Sarbanes-Oxley Act of 2002, NBI shall, within a reasonable period of time following a request from Neurotrope in anticipation of filing such reports, cause its principal executive officer(s) and principal financial officer(s) to provide Neurotrope with certifications of such officers in support of the certifications of Neurotrope’s principal executive officer(s) and principal financial officer(s) required under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 with respect to Neurotrope’s Quarterly Report on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs (unless such quarter is the fourth fiscal quarter), each subsequent fiscal quarter through the third fiscal quarter of the year in which the Distribution Date occurs and Neurotrope’s Annual Report on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs. Such certifications shall be provided in substantially the same form and manner as such NBI officers provided prior to the Distribution (reflecting any changes in certifications necessitated by the Spin- Off or any other transactions related thereto) or as otherwise agreed upon between Neurotrope and NBI.

SECTION 6.06                      Limitations of Liability. Neither Neurotrope nor NBI shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement that is an estimate or forecast, or that is based on an estimate or forecast, is found to be inaccurate in the absence of willful misconduct by the providing Person. Neither Neurotrope nor NBI shall have any Liability to the other Party if any Information is destroyed after reasonable best efforts by NBI or Neurotrope, as applicable, to comply with the provisions of Section 6.04.

SECTION 6.07                      Production of Witnesses; Records; Cooperation. (a) After the Distribution Date and until the third anniversary thereof, except in the case of an adversarial Action or threatened adversarial Action by either Neurotrope or NBI or a Person or Persons in its Group against the other Party or a Person or Persons in its Group, each of Neurotrope and NBI shall take all reasonable steps to make available, upon written request, the former, current and future directors, officers, employees, other personnel and agents of the Persons in its respective Group (whether as witnesses or otherwise) and any books, records or other documents within its control or that it otherwise has the ability to make available, to the extent that such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or books, records or other documents may reasonably be required in connection with any Action or threatened or contemplated Action (including preparation for such Action) in which Neurotrope or NBI, as applicable, may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting Party shall bear all reasonable out-of-pocket costs and expenses in connection therewith.

(b)               Without limiting the foregoing, Neurotrope and NBI shall use their reasonable best efforts to cooperate and consult to the extent reasonably necessary with respect to any Actions or threatened or contemplated Actions, other than an adversarial Action against the other Group.

(c)               The obligation of Neurotrope and NBI to make available former, current and future directors, officers, employees and other personnel and agents or provide witnesses and experts pursuant to this Section 6.07 is intended to be interpreted in a manner so as to facilitate cooperation and shall include the obligation to make available employees and other officers without regard to whether such individual or the employer of such individual could assert a possible business conflict (subject to the exception set forth in the first sentence of Section 6.07(a)). Without limiting the foregoing, each of Neurotrope and NBI agrees that neither it nor any Person or Persons in its respective Group will take any adverse action against any employee of its Group based on such employee’s provision of assistance or information to each other pursuant to this Section 6.07.

(d)               Upon the reasonable request of Neurotrope or NBI, in connection with any Action contemplated by this Article VII, Neurotrope and NBI will enter into a mutually acceptable common interest agreement so as to maintain to the extent practicable any applicable attorney-client privilege or work product immunity of any member of either Group.

SECTION 6.08                      Confidential Information. (a) Each of Neurotrope and NBI, on behalf of itself and each Person in its respective Group, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in strict confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that it applies to its own confidential and proprietary information pursuant to policies in effect as of the Distribution Date, all Information concerning the other Group or its business that is either in its possession (including Information in its possession prior to the Distribution) or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such Information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such Information is (i) in the public domain through no fault of any member of the Neurotrope Group or NBI, as applicable, or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any of Neurotrope, NBI or its respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any of Neurotrope, NBI or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential Information of the Neurotrope Group or NBI, as applicable, or (iv) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use commercially reasonable efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such Information shall furnish, or cause to be furnished, only that portion of such Information that is legally required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Information.

Notwithstanding the foregoing, each of Neurotrope and NBI may release or disclose, or permit to be released or disclosed, any such Information concerning the other Group (x) to their respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives who need to know such Information (who shall be advised of the obligations hereunder with respect to such Information), and (y) to any nationally recognized statistical rating organization as it reasonably deems necessary, solely for the purpose of obtaining a rating of securities or other debt instruments upon normal terms and conditions; provided, however, that the Party whose Information is being disclosed or released to such rating organization is promptly notified thereof.

(b)               Without limiting the foregoing, when any Information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each of Neurotrope and NBI will, promptly after request of the other Party, either return all Information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such Information (and used commercially reasonable efforts to destroy all such Information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database)).

ARTICLE VII

Insurance

SECTION 7.01                      Insurance. (a) Until and including the Distribution Date, Neurotrope shall (i) cause NBI and its respective employees, officers and directors to continue to be covered as insured parties under Neurotrope’s policies of insurance in a manner which is no less favorable than the coverage provided for the Neurotrope Group and (ii) permit NBI and its respective employees, officers and directors to submit claims arising from or relating to facts, circumstances, events or matters that occurred on or prior to the Distribution Date to the extent permitted under such policies. With respect to policies currently procured by NBI for its sole benefit, NBI shall continue to maintain such insurance coverage through the Distribution Date in a manner no less favorable than currently provided. Without limiting any of the rights or obligations of the parties pursuant to Section 7.01(b), Neurotrope and NBI acknowledge that, as of immediately after the Distribution Date, and upon confirmation that NBI has secured replacement coverage, Neurotrope intends to take such action as it may deem necessary or desirable to NBI and its respective employees, officers and directors as insured parties under any policy of insurance issued to any member of the Neurotrope Group by any insurance carrier effective immediately following the Distribution Date.

NBI will not be entitled following the Distribution Date, absent mutual agreement otherwise, to make any claims for insurance thereunder to the extent such claims are based upon facts, circumstances, events or matters occurring after the Distribution Date or to the extent any claims are made pursuant to any Neurotrope claims-made policies after the Distribution Date. No member of the Neurotrope Group shall be deemed to have made any representation or warranty as to the availability of any coverage under any such insurance policy. Notwithstanding the foregoing, Neurotrope shall, and shall cause the other members of the Neurotrope Group to, use reasonable best efforts to take such actions as are necessary to cause all insurance policies of the Neurotrope Group that immediately prior to the Distribution provide coverage to or with respect to NBI and its respective employees, officers and directors to continue to provide such coverage with respect to acts, omissions or events occurring prior to the Distribution or claims made prior to the Distribution in accordance with their terms as if the Distribution had not occurred and Neurotrope shall provide, and shall cause other members of the Neurotrope Group to provide, such cooperation as is reasonably requested by NBI in order for NBI to have in effect after the Distribution Date such new claims-made policies as NBI deems appropriate with respect to claims made after the Distribution Date. In no event shall Neurotrope be required, at its own expense or with any detriment to Neurotrope, to extend or maintain coverage under claims-made policies with respect to any claims first made against NBI or first reported to the insurer after the Distribution Date.

(b)               After the Distribution Date, NBI shall have the right to participate with Neurotrope to resolve Pre- Separation Insurance Claims under the applicable Neurotrope insurance policies up to the full extent of the applicable and available limits of Liability of such policy. Neurotrope or NBI, as the case may be, shall have primary control over those Pre-Separation Insurance Claims for which the Neurotrope Group or NBI, respectively, bears the underlying loss, subject to the terms and conditions of the relevant policy of insurance governing such control. If NBI is unable to assert a Pre-Separation Insurance Claim because it is no longer an “insured” under a Neurotrope insurance policy, then Neurotrope shall assert such claim in its own name and deliver the Insurance Proceeds to NBI. Any Insurance Proceeds received by the Neurotrope Group for NBI shall be for the benefit of NBI. Any Insurance Proceeds received for the benefit of both the Neurotrope Group and NBI shall be distributed pro rata based on the respective share of the underlying loss.

(c)               With respect to Pre-Separation Insurance Claims, whether or not known or reported on or prior to the Distribution Date, NBI shall report as soon as practicable such claims arising from the NBI Business directly to the applicable insurer(s) and to Neurotrope, and NBI shall, individually, and not jointly, assume and be responsible for the reimbursement Liability (i.e., deductible or retention) related to its portion of the Liability and/or any retrospective premium charges associated with the workers compensation, automobile and general liability claims so submitted by it to the extent such amounts payable by Neurotrope after the Distribution Date are greater than they otherwise would have been if such amounts had been based on the most recent actuarial projections established for such claims immediately prior to the Distribution, unless otherwise agreed in writing by Neurotrope. Neurotrope shall, and shall cause each member of the Neurotrope Group to, cooperate and assist NBI with respect to such claims and shall arrange for NBI to post any such collateral in respect of the reimbursement obligations as may reasonably be requested by the insurers. In addition, Neurotrope shall provide information to NBI on claims history including quarterly loss reports and annual actuarial claims reports for the previous five policy terms. Neurotrope agrees that Pre-Separation Insurance Claims of NBI shall receive the same priority as Pre-Separation Insurance Claims of members of the Neurotrope Group and be treated equitably in all respects, including in connection with deductibles, retentions, coinsurance and retrospective premium charges.

(d)               Neurotrope shall not be liable to NBI for claims, or portions of claims, not reimbursed by insurers under any policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim by any member of the Neurotrope Group or NBI or any defect in such claim or its processing. In the event that insurable claims of both Neurotrope and NBI (or the members of their respective Groups) exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense and shall not settle or compromise any such claim without the consent of the other (which consent shall not be unreasonably withheld or delayed subject to the terms and conditions of the applicable insurance policy). Nothing in this Section 7.01 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law or otherwise.

(e)               After the Distribution Date, to the extent that any claims have been duly reported on or before the Distribution Date under the directors and officers liability insurance policies or fiduciary liability insurance policies (collectively, “D&O Policies”) maintained by members of the Neurotrope Group, Neurotrope shall not, and shall cause the members of the Neurotrope Group not to, take any action that would limit the coverage of the individuals who acted as directors or officers of NBI on or prior to the Distribution Date under any D&O Policies maintained by the members of the Neurotrope Group. Neurotrope shall, and shall cause members of the Neurotrope Group to, reasonably cooperate with the individuals who acted as directors and officers of NBI on or prior to the Distribution Date in their pursuit of any coverage claims under such D&O Policies which could inure to the benefit of such individuals. Neurotrope shall, and shall cause members of the Neurotrope Group to, allow NBI and its agents and representatives, upon reasonable prior notice and during regular business hours, to examine and make copies of the relevant D&O Policies maintained by Neurotrope and members of the Neurotrope Group pursuant to this Section 8.01(e). Neurotrope shall provide, and shall cause other members of the Neurotrope Group to provide, such cooperation as is reasonably requested by NBI in order for NBI to have in effect after the Distribution Date such new D&O Policies as NBI deems appropriate with respect to claims reported after the Distribution Date. Except as provided in this Section 8.01(e), the Neurotrope Group may, at any time, without liability or obligation to NBI, amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any “occurrence-based” insurance policy or “claims-made-based” insurance policy (and such claims will be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications); provided, however, that Neurotrope will immediately notify NBI of any termination of any insurance policy.

(f)                The parties shall use reasonable best efforts to cooperate with respect to the various insurance matters contemplated by this Section 7.01.

ARTICLE VIII

Intellectual Property

SECTION 8.01                      Consent To Use Trademarks And Duty To Cooperate. (a) NBI consents to the use and registration of the Neurotrope Marks in the Neurotrope Business by Neurotrope and its Affiliates and their respective licensees. The consent in this Section 8.01(a) includes consent to the Neurotrope Group’s and such licensees’ use and registration of names, trademarks and domain names that include, in whole or in part, “Neurotrope Bioscience, Inc.” or the abbreviation “NBI”.

(b)               Neurotrope consents (on behalf of itself and each other member of the Neurotrope Group) to the use and registration of the NBI Marks in the NBI Business by NBI and its Affiliates and their respective licensees. The consent in this Section 8.01(b) includes consent to NBI’s and such licensees’ use and registration of names, trademarks and domain names that include, in whole or in part, “NBI”.

(c)               NBI agrees that it will not oppose or petition to cancel, or assist another party in opposing or petitioning to cancel, an application or registration by Neurotrope or its Affiliates or their respective licensees for a Neurotrope Mark that is consistent with the use to which NBI has consented under this Agreement. Neurotrope agrees that it will not, and agrees to cause its Subsidiaries not to, oppose or petition to cancel, or assist another party in opposing or petitioning to cancel, an application or registration by NBI or its Affiliates or their respective licensees for a NBI Mark that is consistent with the use to which Neurotrope has consented under this Agreement.

(d)               NBI hereby acknowledges Neurotrope’s right, title and interest in and to the Neurotrope Marks, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the Neurotrope Business or with respect to goods or services provided in connection with the Neurotrope Business. NBI agrees not to use, and agrees to cause its Subsidiaries not to use, the Neurotrope Marks, or any names, trademarks or domain names that incorporate the Neurotrope Marks for any purpose.

In the event that Neurotrope Marks prominently appear on any business or promotional materials used by NBI or its Affiliates within the NBI Business, NBI shall remove and cease using such prominently appearing marks as soon as reasonably practical following the Distribution Date but in any event within 90 days of the Distribution Date or, with respect to products for sale produced or published prior to the Distribution Date on which any Neurotrope Mark prominently appears, within six months of the Distribution Date; provided that NBI shall promptly arrange for the destruction of any such products for sale produced or published prior to the Distribution Date that remain unsold following such six-month period and on which any Neurotrope Mark prominently appears.

(e)               Neurotrope hereby acknowledges (on behalf of itself and each other member of the Neurotrope Group) NBI’s right, title and interest in and to the NBI Marks, and will not in any way, directly or indirectly, do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest within the NBI Business or with respect to goods or services provided in connection with the NBI Business. Neurotrope agrees not to use, and agrees to cause its Subsidiaries not to use, the NBI Marks, except where the use is a use, otherwise than as a mark, of the party’s individual name in its own business, or of the individual name of anyone in privity with such party, or of a term or device which is descriptive of and used fairly and in good faith only to describe the goods or services of such party, or their geographic origin. Without limiting the foregoing, neither Neurotrope nor its Affiliates shall use the name or mark NBI for any brand, mark, title or any source identifiers.

In the event that NBI Marks prominently appear on any business or promotional materials used by Neurotrope or its Affiliates within the Neurotrope Business, Neurotrope shall remove and cease using such prominently appearing marks as soon as reasonably practical following the Distribution Date but in any event within 90 days of the Distribution Date or, with respect to products for sale produced or published prior to the Distribution Date on which any NBI Mark prominently appears, within six months of the Distribution Date; provided that Neurotrope shall promptly arrange for the destruction of any such products for sale produced or published prior to the Distribution Date that remain unsold following such six-month period and on which any NBI Mark prominently appears.

(f)                Each of Neurotrope and NBI believes its respective marks are sufficiently distinctive and different to ensure consumers will not be confused as to source or sponsorship, and each agrees to employ its reasonable best efforts to use its respective marks in a manner that does not cause actual confusion or a likelihood of confusion as to source or sponsorship of its respective goods or services in its respective channels of trade. If, despite Neurotrope’s and NBI’s reasonable best efforts, such actual confusion shall be brought to the attention of either such party, such parties agree to consult regarding steps to be taken to mitigate or correct such actual confusion.

(g)               Each of Neurotrope and NBI shall be responsible for policing, protecting and enforcing its own trademarks, trade names and service marks. Notwithstanding the forgoing, each of Neurotrope and NBI will promptly give notice to the other of any known, actual or threatened, use or infringement that may cause consumers to be confused as to source or sponsorship between such parties.

(h)               If a trademark office cites Neurotrope’s prior NBI formative trademark against NBI’s trademark application for a NBI formative mark, or NBI’s prior NBI formative trademark against Neurotrope’s NBI trademark application, the owner of the prior trademark will cooperate with the applicant and provide consent to the registration of the applied-for trademark, provided the applied-for trademark application is not contrary to the terms of this Article IX.

SECTION 8.02                      Domain Names. (a) At the expense of NBI, each of Neurotrope and NBI will use commercially reasonable efforts to ensure the Domain Names in Schedule IX are: (i) listed with NBI or, on behalf of NBI, appropriate local counsel or other designated agent of NBI as the owner/registrant; (ii) managed by NBI in a NBI-controlled registrar account; and (iii) placed on NBI domain name servers, in each case within six months following the Distribution Date.

(b)               At the expense of NBI, NBI will use commercially reasonable efforts to identify and disable all uses of the Domain Names identified in Schedule X within six months following the Distribution Date, and will notify Neurotrope that use has ceased. Until the earlier of (x) the receipt of such notice from NBI and (y) the date that is six months following the Distribution Date, Neurotrope will use commercially reasonable efforts to ensure that the Domain Names in Schedule X are: (i) listed with Neurotrope or, on behalf of Neurotrope, appropriate local counsel or other designated agent of Neurotrope as the owner/registrant; (ii) managed by Neurotrope in a Neurotrope-controlled registrar account; (iii) maintained as active registrations (i.e., not allowed to expire); and (iv) not changed in any aspect from current usage.

(c)               Upon the earlier of (x) the receipt of the notice from NBI required under Section 9.02(b) and (y) the date that is six months following the Distribution Date, Neurotrope will: (i) use commercially reasonable efforts to ensure that the Domain Names identified in Schedule X are no longer publicly-facing by removing them from active domain name servers; and (ii) allow the Domain Names identified in Schedule X to lapse; provided that, rather than allowing such Domain Names to lapse or following such lapse, Neurotrope may, in its sole discretion, repurpose non-biopharmaceutical-focused Domain Names identified in Schedule X (e.g., [ ].com) for Neurotrope’s and its Affiliates’ own use.

SECTION 8.03                      Scope. The geographic scope of this Article VIII shall be worldwide.

SECTION 8.04                      Licenses; Assignments. Any license, assignments or other transfer of rights in the Neurotrope Marks, the NBI Marks or the Domain Names to a third party shall be accompanied by the restrictions provided in this Article VIII.

ARTICLE IX

Further Assurances and Additional Covenants

SECTION 9.01                      Further Assurances and Additional Covenants. (a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 4.03, use reasonable best efforts, prior to, on and after the Distribution Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b)               Without limiting the foregoing, prior to, on and after the Distribution Date, each Party shall cooperate with the other Party, without any further consideration, but at the expense of the requesting Party, (i) to execute and deliver, or use reasonable best efforts to execute and deliver, or cause to be executed and delivered, all instruments, including any instruments of conveyance, assignment and transfer as such Party may reasonably be requested to execute and deliver by the other Party, (ii) to make, or cause to be made, all filings with, and to obtain, or cause to be obtained, all Consents of any Governmental Authority or any other Person under any permit, license, agreement, indenture or other instrument, (iii) to obtain, or cause to be obtained, any Governmental Approvals or other Consents required to effect the Spin-Off and (iv) to take, or cause to be taken, all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and any transfers of Assets or assignments and assumptions of Liabilities hereunder and the other transactions contemplated hereby.

(c)               On or prior to the Distribution Date, Neurotrope and NBI, in their respective capacities as direct and indirect shareholders of their respective Subsidiaries, shall each ratify any actions that are reasonably necessary or desirable to be taken by NBI or any other Subsidiary of Neurotrope, as the case may be, to effectuate the transactions contemplated by this Agreement.

(d)               Prior to the Distribution, if either Party identifies any commercial or other service that is needed to ensure a smooth and orderly transition of its business in connection with the consummation of the transactions contemplated hereby, and that is not otherwise governed by the provisions of this Agreement or any Ancillary Agreement, the Parties will cooperate in determining whether there is a mutually acceptable arm’s-length basis on which the other Party will provide such service.

(e)               Neurotrope and NBI shall settle the Payables Transactions in accordance with Schedule I. As soon as reasonably possible following the Distribution Date, the Parties agree to determine and settle the final amounts of the Payables Transactions to the extent such amounts have not previously been settled.

ARTICLE X

Termination

SECTION 10.01                   Termination. This Agreement may be terminated by Neurotrope at any time, in its sole discretion, only upon the abandonment of the Merger and prior to the Distribution.

SECTION 10.02                    Effect of Termination. In the event of any termination of this Agreement prior to the Distribution, neither Party (nor any of its directors or officers) shall have any Liability or further obligation to the other Party under this Agreement or the Ancillary Agreements.

ARTICLE XI

Miscellaneous

SECTION 11.01                     Counterparts; Entire Agreement; Corporate Power.

(a)               This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b)               This Agreement, the Ancillary Agreements and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

(c)               Neurotrope represents on behalf of itself and each other member of the Neurotrope Group, and NBI represents on behalf of itself, as follows:

(i)             each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii)            this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Distribution Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

SECTION 11.02                     Governing Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of the Commercial Division of the Supreme Court of the State of New York, New York County and the United States District Court for the Southern District of New York over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective Subsidiaries, Affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

SECTION 11.03                    Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either Party without the prior written consent of the other Party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 12.03 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

SECTION 11.04                    Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any Neurotrope Indemnitee or NBI Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

SECTION 11.05                    Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Neurotrope (prior to Closing), to:

Neurotrope, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, New York, 10036

Attn: General Counsel

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

666 Third Avenue

New York, NY 10017

Attn: Kenneth Koch

If to Neurotrope (after Closing), to:

Metuchen Pharmaceuticals, LLC

200 U.S. 9, Ste 500

Manalapan Township, NJ 07726

Attn: John Shulman

With a copy to:

Morgan Lewis & Bockius LLP

1111 Pennsylvania Ave NW

Washington, DC 20004

Attn: Andrew Ray

If to NBI, to:

Neurotrope Bioscience, Inc.

1185 Avenue of the Americas, 3rd Floor

New York, New York, 10036

Attn: Chief Financial Officer

Either Party may, by notice to the other Party, change the address to which such notices are to be given.

SECTION 11.06                    Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

SECTION 11.07                   Publicity. Each of Neurotrope and NBI shall consult with the other prior to issuing, and shall, subject to the requirements of Section 6.08, provide the other Party the opportunity to review and comment upon, any press releases or other public statements in connection with the Spin-Off or any of the other transactions contemplated hereby and prior to making any filings with any Governmental Authority or national securities exchange with respect thereto (including the Form S-1, the Parties’ respective Current Reports on Form 8-K to be filed on the Distribution Date, the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Distribution Date occurs, or if such quarter is the fourth fiscal quarter, the Parties’ respective Annual Reports on Form 10-K filed with respect to the fiscal year during which the Distribution Date occurs (each such Quarterly Report on Form 10-Q or Annual Report on Form 10-K, a “First Post-Distribution Report”)). Each Party’s obligations pursuant to this Section 11.07 shall terminate on the date on which such Party’s First Post-Distribution Report is filed with the Commission.

SECTION 11.08                    Expenses. Except as expressly set forth in this Agreement or in any Ancillary Agreement, all third-party fees, costs and expenses paid or incurred in connection with the Spin-Off will be paid by the Party incurring such fees or expenses, whether or not the Distribution is consummated, or as otherwise agreed by the Parties. For the avoidance of doubt, Neurotrope shall bear the costs and expenses directly related to the mailing of the Form S-1 to Neurotrope shareholders and the fees and expenses of the Agent in connection with the Distribution, and NBI shall bear the fees and expenses of Toppan Printing Co., Ltd. in connection with the Spin-Off, the fees and expenses of any accounting or legal advisors retained by NBI, the fees of B. Riley Financial Inc. in connection with the application and listing of the NBI Common Stock and the fees of the Commission in connection with any filing by NBI.

SECTION 11.09                    Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 11.10                    Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Spin-Off and shall remain in full force and effect.

SECTION 11.11                    Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

SECTION 11.12                    Specific Performance. Subject to Section 4.03 and notwithstanding the procedures set forth in Article IX, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The other Party shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

SECTION 11.13                    Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

SECTION 11.14                    Interpretation. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires. The terms “hereof,” “herein” and “herewith” and words of similar import, unless otherwise stated, shall be construed to refer to this Agreement as a whole (including all of the schedules hereto) and not to any particular provision of this Agreement. Article, Section or Schedule references are to the articles, sections and schedules of or to this Agreement unless otherwise specified. Any capitalized terms used in any Schedule to this Agreement or to any Ancillary Agreement but not otherwise defined therein shall have the meaning as defined in this Agreement or the Ancillary Agreement to which such Schedule is attached, as applicable. Any reference herein to this Agreement, unless otherwise stated, shall be construed to refer to this Agreement as amended, supplemented or otherwise modified from time to time, as permitted by Section 11.13. The word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless the context otherwise requires or unless otherwise specified. The word “or” shall not be exclusive.

IN WITNESS WHEREOF, the Parties have caused this Separation and Distribution Agreement to be executed by their duly authorized representatives.

Neurotrope, Inc.

By	/s/ Joshua Silverman
Name: Joshua Silverman
Title: Director and Chairman of the Board

Neurotrope Bioscience, Inc.

By	/s/ Robert Weinstein
Name: Robert Weinstein
Title: Chief Financial Officer